EXHIBIT 99.1

PART I

Item 1. Business

Overview

Investors Real Estate Trust (“we,” “us,” “IRET” or the “Company”) is a self-advised equity Real Estate Investment Trust, or REIT, organized under the laws of North Dakota. Since our formation in 1970, our business has consisted of owning and operating income-producing real estate properties. We are structured as an Umbrella Partnership Real Estate Investment Trust, or UPREIT, and we conduct our day-to-day business operations through our operating partnership, IRET Properties, a North Dakota Limited Partnership (“IRET Properties” or the “Operating Partnership”). Our investments consist of multifamily residential properties and commercial properties composed of healthcare, industrial and other. These properties are located primarily in the upper Midwest states of Minnesota and North Dakota. For the fiscal year ended April 30, 2015, our real estate investments in these two states accounted for 71.3% of our total gross revenue. Our principal executive office is located in Minot, North Dakota. We also have corporate offices in Minneapolis and St. Cloud, Minnesota, and additional property management offices located in the states where we own properties.

We seek to diversify our investments among multifamily and commercial properties. Our commercial properties consist of healthcare, industrial and other. In January 2015, we revised our strategic plan and are exploring the potential sale of substantially all of our office and retail properties. As of April 30, 2015, our real estate portfolio consisted of:

•             100 multifamily properties containing 11,844 apartment units, having a total real estate investment amount net of accumulated depreciation of $766.1 million;

•             65 healthcare properties (including senior housing) containing approximately 2.9 million square feet of leasable space, having a total real estate investment amount net of accumulated depreciation of $382.5 million;

•             7 industrial properties containing approximately 1.2 million square feet of leasable space, having a total real estate investment amount net of accumulated depreciation of $49.4 million; and

•             76 other properties containing approximately 5.4 million square feet of leasable space, having a total real estate investment amount net of accumulated depreciation of $448.7 million.  Of the 76 other properties, 66 properties containing approximately 5.0 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $416.0 million were classified as both held for sale and discontinued operations in fiscal year 2016.

Our residential leases are generally for a one-year term. Our commercial properties are typically leased to tenants under long-term lease arrangements. As of April 30, 2015, no individual tenant accounted for more than 10% of our total real estate rentals, although affiliated entities of Edgewood Vista together accounted for approximately 31.6% of our total commercial segments’ minimum rents.

Structure

We were organized under the laws of North Dakota on July 31, 1970, and have operated as a REIT under Sections 856-858 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) since our formation. On February 1, 1997, we were restructured as an UPREIT, and have conducted our daily business operations primarily through IRET Properties.

IRET Properties was organized under the laws of North Dakota pursuant to an Agreement of Limited Partnership dated January 31, 1997. IRET Properties is principally engaged in acquiring, owning, operating and leasing multifamily residential and commercial real estate. The sole general partner of IRET Properties is IRET, Inc., a North Dakota corporation and our wholly-owned subsidiary. All of our assets (except for qualified REIT subsidiaries) and liabilities were contributed to IRET Properties, through IRET, Inc., in exchange for the sole general partnership interest in IRET Properties. As of April 30, 2015, IRET, Inc. owned an 89.9% interest in IRET Properties. The remaining ownership of IRET Properties is held by individual limited partners.

Investment Strategy and Policies

Our business objective is to increase shareholder value by employing a disciplined investment strategy. This strategy is implemented by growing income-producing assets in desired geographical markets in real estate classes we believe will provide a consistent return on investment for our shareholders.

We generally use available cash or short-term floating rate debt to acquire real estate. We then replace such cash or short-term floating rate debt with fixed-rate secured debt. In appropriate circumstances, we also may acquire one or more properties in exchange for our common shares of beneficial interest (“common shares”) or for limited partnership units of IRET Properties (“limited partnership units” or “Units”), which are convertible, after the expiration of a minimum holding period of one year, into cash or, at our sole discretion, into our common shares on a one-to-one basis.

Our investment strategy involves investing in multifamily properties and commercial properties that are leased to single or multiple tenants, usually for five years or longer, and are located throughout the upper Midwest. Our commercial properties consist of healthcare, industrial and other. Since January 2015, we have concentrated on multifamily and healthcare property acquisitions, and are exploring the potential sale of substantially all of our office and retail properties. We operate mainly within the states of North Dakota and Minnesota, although we also have real estate investments in Idaho, Iowa, Kansas, Montana, Nebraska, South Dakota, Wisconsin and Wyoming.

In order to implement our investment strategy we have certain investment policies. Our significant investment policies are as follows:

Investments in the securities of, or interests in, entities primarily engaged in real estate activities and other securities. While we are permitted to invest in the securities of other entities engaged in the ownership and operation of real estate, as well as other securities, we currently have no plans to make any investments in other securities.

Any policy, as it relates to investments in other securities, may be changed by a majority of the members of our Board of Trustees at any time without notice to or a vote of our shareholders.

Investments in real estate or interests in real estate. We currently own multifamily properties and/or commercial properties in 10 states, excluding discontinued operations. We may invest in real estate, or interests in real estate, located anywhere in the United States; however, we currently plan to focus our investments in those states in which we already have property, with specific concentration in Minnesota, North Dakota, Nebraska, Iowa, Montana, South Dakota and Kansas. Similarly, we may invest in any type of real estate or interest in real estate including, but not limited to, office buildings, apartment buildings, shopping centers, industrial and commercial properties, special purpose buildings and undeveloped acreage. Under our Third Restated Trustees’ Regulations (Bylaws), however, we may not invest more than 10.0% of our total assets in unimproved real estate, excluding property being developed or property where development will be commenced within one year.

It is not our policy to acquire assets primarily for capital gain through sale in the short term. Rather, it is our policy to acquire assets with an intention to hold such assets for at least a 10-year period. During the holding period, it is our policy to seek current income and capital appreciation through an increase in value of our real estate portfolio, as well as increased revenue as a result of higher rents.

Any policy, as it relates to investments in real estate or interests in real estate may be changed by our Board of Trustees at any time without notice to, or a vote of, our shareholders.

Investments in real estate mortgages. While not our primary business focus, from time to time we make loans to others that are secured by mortgages, liens or deeds of trust covering real estate. We have no restrictions on the type of property that may be used as collateral for a mortgage loan, except we may not invest in or make a mortgage loan without obtaining an appraisal concerning the value of the underlying property unless it is a loan insured or guaranteed by a government or a governmental agency.  Unless otherwise approved by our Board of Trustees, it is our policy that we will not invest in mortgage loans on any one property if in the aggregate the total indebtedness on the property, including our mortgage, exceeds 85.0% of the property’s appraised value.  We can invest in junior mortgages without notice to, or the approval of, our shareholders. As of April 30, 2015 and 2014, we had no junior mortgages outstanding. We had no investments in real estate mortgages at April 30, 2015 and 2014.

Our policies relating to mortgage loans, including second mortgages, may be changed by our Board of Trustees at any time, or from time to time, without notice to, or a vote of, our shareholders.

Policies Regarding Other Activities

Our current policies as they pertain to other activities are described as follows:

Distributions to shareholders and holders of limited partnership units. One of the requirements of the Internal Revenue Code for a REIT is that it distribute 90% of its net taxable income, excluding net capital gains, to its shareholders. There is a separate requirement to distribute net capital gains or pay a corporate level tax in lieu thereof. Our distributions meet these requirements. Our general policy has been to make cash distributions to our common shareholders and the holders of limited partnership units of approximately 65.0% to 90.0% of our funds from operations and to use the remaining funds for capital improvements or the purchase of additional properties. This policy may be changed at any time by our Board of Trustees without notice to, or approval of, our shareholders. Distributions to our common shareholders and unitholders in fiscal years 2015 and 2014 totaled approximately 81.3% and 82.5%, respectively, on a per share and unit basis of our funds from operations.

Issuing senior securities. On April 26, 2004, we issued 1,150,000 shares of 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series A preferred shares”), and on August 7, 2012, we issued 4,600,000 shares of 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series B preferred shares”). Depending on future interest rates and market conditions, we may issue additional preferred shares or other senior securities which would have dividend and liquidation preference over our common shares.

Borrowing money. We rely on borrowed funds in pursuing our investment objectives and goals. It is generally our policy to seek to borrow up to 65.0% to 75.0% of the appraised value of all new real estate acquired or developed. This policy concerning borrowed funds is vested solely with our Board of Trustees and can be changed by our Board of Trustees at any time, or from time to time, without notice to, or a vote of, our shareholders. Such policy is subject, however, to the limitation in our Bylaws, which provides that unless approved by a majority of the independent members of our Board of Trustees and disclosed to our shareholders in our next quarterly report along with justification for such excess, we may not borrow in excess of 300.0% of our total Net Assets (as such term is used in our Bylaws, which usage is not in accordance with generally accepted accounting principles (“GAAP”). “Net Assets” means our total assets at cost before deducting depreciation or other non-cash reserves, less total liabilities. Our Bylaws do not impose any limitation on the amount that we may borrow against any one particular property.  As of April 30, 2015, our ratio of total indebtedness to total real estate investments was 64.1% while our ratio of total indebtedness as compared to our Net Assets (computed in accordance with our Bylaws) was 97.8%.

Offering securities in exchange for property. Our organizational structure allows us to issue shares and to offer limited partnership units of IRET Properties in exchange for real estate. The limited partnership units are convertible into cash, or, at our option, common shares on a one-for-one basis after a minimum one-year holding period. All limited partnership units receive the same cash distributions as those paid on common shares. Limited partners are not entitled to vote on any matters affecting us until their limited partnership units are converted into common shares.

Our Declaration of Trust, as amended (our “Declaration of Trust”), does not contain any restrictions on our ability to offer limited partnership units of IRET Properties in exchange for property. As a result, any decision to do so is vested solely in our Board of Trustees. This policy may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders. For the three most recent fiscal years ended April 30, we have issued the following limited partnership units of IRET Properties in exchange for properties:

	(in thousands)
	2015	2014	2013
Limited partnership units issued	89	361	1,620
Value at issuance, net of issue costs	$800	$3,480	$12,632

Acquiring or repurchasing shares. As a REIT, it is our intention to invest only in real estate assets. Our Declaration of Trust does not prohibit the acquisition or repurchase of our common or preferred shares or other securities so long as such activity does not prohibit us from operating as a REIT under the Internal Revenue Code. Any policy regarding the acquisition or repurchase of shares or other securities is vested solely in our Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders.

During fiscal year 2015, we did not repurchase any of our outstanding common shares, preferred shares or limited partnership units.

Making loans to other persons. Our organizational structure allows us to make loans to other persons, subject to certain conditions and subject to our election to be taxed as a REIT. All loans must be secured by real property or limited partnership units of IRET Properties. We had no investments in real estate mortgages at April 30, 2015 and 2014.

Investing in the securities of other issuers for the purpose of exercising control. We have not, for the past three years, engaged in, and we are not currently engaging in, investment in the securities of other issuers for the purpose of exercising control. Our Declaration of Trust does not impose any limitation on our ability to invest in the securities of other issuers for the purpose of exercising control. Any decision to do so is vested solely in our Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders.

Information about Segments

We currently operate in three reportable real estate segments: multifamily; healthcare, including senior housing; and industrial. For further information on these segments and other related information, see Note 11 of our consolidated financial statements as well as Item 2 Properties and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations below.

Employees

As of April 30, 2015, we had 433 employees, of whom 387 were full-time and 46 were part-time. 59 of these employees were corporate staff located in our Minot, North Dakota and Minneapolis, Minnesota offices, and 374 were property management employees based either at our properties or in local property management offices.

Environmental Matters and Government Regulation

Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage, personal injuries, and investigation and clean-up costs incurred in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. These laws often impose liability without regard to whether the current owner was responsible for, or even knew of, the presence of such substances. It is generally our policy to obtain from independent environmental consultants a “Phase I” environmental audit (which involves visual inspection but not soil or groundwater analysis) on all properties that we seek to acquire. We do not believe that any of our properties are subject to any material environmental contamination. However, no assurances can be given that:

•             a prior owner, operator or occupant of the properties we own or the properties we intend to acquire did not create a material environmental condition not known to us, which might have been revealed by more in-depth study of the properties; and

•             future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability upon us.

In addition to laws and regulations relating to the protection of the environment, many other laws and governmental regulations are applicable to our properties, and changes in the laws and regulations, or in their interpretation by agencies and the courts, occur frequently. Under the Americans with Disabilities Act of 1990 (the “ADA”), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. In addition, the Fair Housing Amendments Act of 1988 (the “FHAA”) requires apartment communities first occupied after March 13, 1990, to be accessible to the handicapped. Non-compliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. We believe that those of our properties to which the ADA and/or FHAA apply are substantially in compliance with present ADA and FHAA requirements.

Competition

Investing in and operating real estate is a very competitive business. We compete with other owners and developers of multifamily and commercial properties to attract tenants to our properties. Ownership of competing properties is diversified among other REITs, financial institutions, individuals and public and private companies who are actively engaged in this business. Our multifamily properties compete directly with other rental apartments, as well as with condominiums and single-family homes that are available for rent or purchase in the areas in which our properties are located. Our commercial properties compete with other commercial properties for tenants. Additionally, we compete with other real estate investors, including other REITs, pension and investment funds, partnerships and investment companies, to acquire properties. This competition affects our ability to acquire properties we want to add to our portfolio and the price we pay for acquisitions. We do not believe we have a dominant position in any of the geographic markets in which we operate, but some of our competitors may be dominant in selected markets. Many of our competitors have greater financial and management resources than we have. We believe, however, that the geographic diversity of our investments, the experience and abilities of our management, the quality of our assets and the financial strength of many of our commercial tenants affords us some competitive advantages that have in the past and will in the future allow us to operate our business successfully despite the competitive nature of our business.

Corporate Governance

Our Board of Trustees has adopted various policies and initiatives to strengthen our corporate governance and increase the transparency of financial reporting.  Each of the committees of the Board of Trustees operates under written charters, and our independent trustees meet regularly in executive sessions at which only the independent trustees are present.  The Board of Trustees has adopted a Code of Conduct applicable to trustees, officers and employees; adopted a Code of Ethics for Senior Financial Officers; and has established processes for shareholders and all interested parties for communication with the Board of Trustees.

Additionally, our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee also maintains a policy requiring Audit Committee approval of all audit and non-audit services provided to us by our independent registered public accounting firm.

We will disclose any amendment to our Code of Ethics for Senior Financial officers on our website. In the event we waive compliance with the Code of Ethics or Code of Conduct by any of our trustees or officers, we will disclose such waiver in a Form 8-K filed within four business days.

Website and Available Information

Our internet address is www.iret.com. We make available, free of charge, through the “SEC filings” tab under the Investors Information/Financial Reporting section of our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including exhibits and amendments to such reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Current copies of our Code of Conduct; Code of Ethics for Senior Financial Officers; and Charters for the Audit, Compensation, Executive and Nominating and Governance Committees of our Board of Trustees are also available on our website under the heading “Corporate Governance” in the Investors Information/Corporate Overview section of our website. Copies of these documents are also available to shareholders upon request addressed to the Secretary at Investors Real Estate Trust, P.O. Box 1988, Minot, North Dakota 58702-1988. Information on our website does not constitute part of this Annual Report on Form 10-K.

Item 2. Properties

We are organized as a REIT under Section 856-858 of the Internal Revenue Code, and are structured as an UPREIT, through which we conduct the business of owning, leasing, developing and acquiring real estate properties. These real estate investments are managed by our own employees and by third-party professional real estate management companies on our behalf.

Total Real Estate Rental Revenue

As of April 30, 2015, our real estate portfolio consisted of 100 multifamily properties and 83 commercial properties, consisting of healthcare, industrial and other properties, comprising 62.1%, 31.0%, 4.0%, and 2.9%, respectively, of our total real estate portfolio, based on the dollar amount of our original investment plus capital improvements, net of accumulated depreciation, through April 30, 2015. Gross annual rental revenue and percentages of total annual real estate rental revenue by property type for each of the three most recent fiscal years ended April 30, are as follows:

Fiscal Year Ended April	Gross Revenue (in thousands)
30,	Multifamily	%	Healthcare	%	Industrial	%	Other	%	Total
2015	$118,526	59.0%	$65,828	32.8%	$6,491	3.2%	$10,150	5.0%	$200,995
2014	$102,059	55.1%	$64,887	35.0%	$6,894	3.7%	$11,539	6.2%	$185,379
2013	$89,923	53.0%	$61,625	36.3%	$6,700	3.9%	$11,485	6.8%	$169,733

Average Effective Annual Rent

The table below sets out the average effective annual rent per square foot or unit at same-store properties for each of the last five fiscal years in each of our three segments. Same-store properties are properties owned or in service for the entirety of the periods being compared, and, in the case of development or re-development properties, which have achieved a target level of occupancy of 90% for multifamily properties and 85% for healthcare and industrial properties.

	Average Effective Annual Rent per square foot or unit(1)
As of April 30,	Multifamily(2)	Healthcare(3)	Industrial(3)
2015	$829	$16	$5
2014	$783	$17	$4
2013	$744	$16	$4
2012	$719	$16	$4
2011	$691	$19	$4

(1)         Previously reported amounts are not revised for discontinued operations or changes in the composition of the same-store properties pool.

(2)         Monthly rent per unit, calculated as annualized rental revenue, net of free rent, including rent abatements and rent credits, divided by the occupied units as of April 30.

(3)         Monthly rental rate per square foot calculated as annualized contractual base rental income, net of free rent and excluding operating expense reimbursements, divided by the leased square feet as of April 30.

Occupancy Rates

Occupancy represents the actual number of units or square footage leased divided by the total number of units or square footage at the end of the period. Occupancy levels on a same-store property and all-property basis are shown below for each property type in each of the three most recent fiscal years ended April 30. In the case of multifamily properties, lease arrangements with individual tenants vary from month-to-month to one-year leases. Leases on commercial properties generally vary from month-to-month to 20 years.

Occupancy Levels on a Same-Store Property and All Property Basis:

	Same-Store Properties			All Properties
	Fiscal Year Ended April 30,			Fiscal Year Ended April 30,
Segments	2015	2014	2013	2015	2014	2013
Multifamily	94.7%	93.4%	95.3%	92.0%	93.0%	94.6%
Healthcare	95.7%	96.3%	95.1%	95.9%	96.4%	94.9%
Industrial	100.0%	100.0%	95.7%	83.4%	87.8%	96.4%

Certain Lending Requirements

In certain instances, in connection with the acquisition of investment properties, the lender financing such properties may require, as a condition of the loan, that the properties be owned by a “single asset entity.” Accordingly, we have organized a number of wholly-owned subsidiary corporations, and IRET Properties has organized several limited liability companies, for the purpose of holding title in an entity that complies with such lending conditions. All financial statements of these subsidiaries are consolidated into our financial statements.

Management and Leasing of Our Real Estate Assets

We conduct our corporate operations from offices in Minot, North Dakota and Minneapolis and St. Cloud, Minnesota.  We also have property management offices located in the states where we own properties. The day-to-day management of our properties is carried out by our own employees and in certain cases by third-party property management companies. In markets where the amount of rentable square footage we own does not justify self-management, when properties acquired have effective pre-existing property management in place, or when for other reasons particular properties are in our judgment not attractive candidates for self-management, we utilize third-party professional management companies for day-to-day management. During the fourth quarter of fiscal year 2015 we transferred the property management of the majority of our office and retail properties to a third-party company, as part of our plan to explore the sale of these assets. However, all decisions relating to purchase, sale, insurance coverage, capital improvements, approval of commercial leases, annual operating budgets and major renovations are made exclusively by our employees and implemented by the third-party management companies. Generally, our management contracts provide for compensation ranging from 2.5% to 6.0% of gross rent collections and, typically, we may terminate these contracts in 60 days or less or upon the property manager’s failure to meet certain specified financial performance goals. With respect to multi-tenant commercial properties, we rely almost exclusively on third-party brokers to locate potential tenants. As compensation, brokers may receive a commission that is generally calculated as a percentage of the net rent to be paid over the term of the lease. We believe that the broker commissions paid by us conform to market and industry standards, and accordingly are commercially reasonable.

Summary of Real Estate Investment Portfolio

	(in thousands, except percentages)
As of April 30,	2015	%	2014	%	2013	%
Real estate investments
Property owned	$1,546,367		$1,450,216		$1,435,574
Less accumulated depreciation	(313,308)		(302,405)		(289,624)
	$1,233,059	87.3%	$1,147,811	90.0%	$1,145,950	94.4%
Development in progress	153,994	10.9%	104,609	8.2%	46,782	3.8%
Unimproved land	25,827	1.8%	22,864	1.8%	21,503	1.8%
Total real estate investments	$1,412,880	100.0%	$1,275,284	100.0%	$1,214,235	100.0%

Summary of Individual Properties Owned as of April 30, 2015

The following table presents information regarding our 182 multifamily, commercial and other properties as well as unimproved land, development properties and discontinued operations as of April 30, 2015. We own the following interests in real estate either through our wholly-owned subsidiaries or by ownership of a controlling interest in an entity owning the real estate. We account for these interests on a consolidated basis. Additional information is included in Schedule III to our financial statements below.

Property Name and Location	Units	(in thousands) Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

MULTIFAMILY
11th Street 3 Plex - Minot, ND	3	$83	100.0%
4th Street 4 Plex - Minot, ND	4	123	100.0%
Alps Park - Rapid City, SD	71	6,003	98.6%
Apartments on Main - Minot, ND	10	1,334	100.0%
Arbors - S Sioux City, NE	192	8,898	99.0%
Arcata - Golden Valley, MN	165	31,823	20.0%
Ashland - Grand Forks, ND	84	8,473	100.0%
Boulder Court - Eagan, MN	115	9,570	98.3%
Brookfield Village - Topeka, KS	160	8,746	96.9%
Brooklyn Heights - Minot, ND	72	2,474	97.2%
Campus Center - St. Cloud, MN	92	2,882	88.0%
Campus Heights - St. Cloud, MN	49	895	67.3%
Campus Knoll - St. Cloud, MN	71	1,958	88.7%
Campus Plaza - St. Cloud, MN	24	450	58.3%
Campus Side - St. Cloud, MN	48	883	93.8%
Campus View - St. Cloud, MN	48	878	77.1%
Canyon Lake - Rapid City, SD	109	5,915	95.4%
Castlerock - Billings, MT	166	7,765	98.8%
Chateau I - Minot, ND	32	6,407	93.8%
Cimarron Hills - Omaha, NE	234	14,640	95.3%
Colonial Villa - Burnsville, MN	240	21,387	91.7%
Colony - Lincoln, NE	232	17,916	95.7%
Colton Heights - Minot, ND	18	1,173	88.9%
Commons at Southgate - Minot, ND	233	35,622	92.7%
Cornerstone - St. Cloud, MN	24	453	79.2%
Cottage West Twin Homes - Sioux Falls, SD	50	5,162	100.0%
Cottonwood - Bismarck, ND	268	21,722	92.2%
Country Meadows - Billings, MT	133	9,786	93.2%
Crestview - Bismarck, ND	152	6,207	100.0%
Crown - Rochester, MN	48	3,796	100.0%
Crown Colony - Topeka, KS	220	12,964	99.5%
Cypress Court - St. Cloud, MN	196	20,605	91.3%
Dakota Commons - Williston, ND	44	10,444	95.5%
Evergreen - Isanti, MN	36	3,236	97.2%
Evergreen II - Isanti, MN	36	3,530	100.0%
Fairmont - Minot, ND	12	482	100.0%
First Avenue - Minot, ND	20	$3,057	100.0%

Property Name and Location	Units	(in thousands) Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

MULTIFAMILY - continued
Forest Park - Grand Forks, ND	269	13,796	98.1%
Gables Townhomes - Sioux Falls, SD	24	2,443	100.0%
Grand Gateway - St. Cloud, MN	116	8,705	100.0%
Greenfield - Omaha, NE	96	5,469	90.6%
Heritage Manor - Rochester, MN	182	10,167	95.1%
Homestead Garden - Rapid City, SD	152	14,950	94.7%
Indian Hills - Sioux City, IA	120	6,924	97.5%
Kirkwood Manor - Bismarck, ND	108	4,850	98.1%
Lakeside Village - Lincoln, NE	208	17,494	91.8%
Landing at Southgate - Minot, ND	108	15,302	80.6%
Landmark - Grand Forks, ND	90	2,791	98.9%
Legacy - Grand Forks, ND	361	29,754	90.9%
Legacy Heights - Bismarck, ND	79	10,039	30.4%
Mariposa - Topeka, KS	54	6,044	92.6%
Meadows - Jamestown, ND	81	6,464	100.0%
Monticello Village - Monticello, MN	60	4,737	98.3%
Northern Valley - Rochester, MN	16	849	93.8%
North Pointe - Bismarck, ND	73	4,882	83.6%
Northridge - Bismarck, ND	68	8,426	95.6%
Oakmont Estates - Sioux Falls, SD	79	5,898	97.5%
Oakwood Estates - Sioux Falls, SD	160	7,663	97.5%
Olympic Village - Billings, MT	274	14,691	96.7%
Olympik Village - Rochester, MN	140	9,111	91.4%
Oxbow Park - Sioux Falls, SD	120	6,450	99.2%
Park Meadows - Waite Park, MN	360	16,034	81.1%
Pebble Springs - Bismarck, ND	16	920	93.8%
Pinehurst - Billings, MT	21	1,010	100.0%
Pinecone Villas - Sartell, MN	24	2,802	95.8%
Pines - Minot, ND	16	435	93.8%
Plaza - Minot, ND	71	16,106	97.2%
Pointe West - Rapid City, SD	90	5,305	100.0%
Ponds at Heritage Place - Sartell, MN	58	5,279	100.0%
Prairie Winds - Sioux Falls, SD	48	2,447	100.0%
Quarry Ridge - Rochester, MN	313	33,670	99.7%
Red 20 - Minneapolis, MN	130	28,316	75.4%
Regency Park Estates - St. Cloud, MN	145	12,365	90.3%
Renaissance Heights - Williston, ND	216	46,075	56.9%
Ridge Oaks - Sioux City, IA	132	6,688	100.0%
Rimrock West - Billings, MT	78	5,329	97.4%
River Ridge - Bismarck, ND	146	25,400	93.8%
Rocky Meadows - Billings, MT	98	7,583	100.0%
Rum River - Isanti, MN	72	5,881	100.0%
Sherwood - Topeka, KS	300	18,890	98.0%
Sierra Vista - Sioux Falls, SD	44	2,773	100.0%
Silver Springs - Rapid City, SD	52	3,269	98.1%
South Pointe - Minot, ND	196	$12,945	95.4%

Property Name and Location	Units	(in thousands) Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

MULTIFAMILY - continued
Southpoint - Grand Forks, ND	96	10,517	93.8%
Southview - Minot, ND	24	1,064	100.0%
Southwind - Grand Forks, ND	164	8,408	98.2%
Summit Park - Minot, ND	95	3,609	100.0%
Sunset Trail - Rochester, MN	146	15,802	92.5%
Temple - Minot, ND	4	231	100.0%
Terrace Heights - Minot, ND	16	483	87.5%
Thomasbrook - Lincoln, NE	264	14,242	97.7%
University Park Place - St. Cloud, MN	35	643	68.6%
Valley Park - Grand Forks, ND	167	7,939	89.2%
Villa West - Topeka, KS	308	18,273	88.3%
Village Green - Rochester, MN	36	3,492	86.1%
West Stonehill - Waite Park, MN	312	16,330	98.1%
Westridge - Minot, ND	33	2,218	93.9%
Westwood Park - Bismarck, ND	65	3,809	89.2%
Whispering Ridge - Omaha, NE	336	28,295	92.3%
Williston Garden - Williston, ND	145	19,181	85.5%
Winchester - Rochester, MN	115	8,216	96.5%
Woodridge - Rochester, MN	108	8,605	100.0%
TOTAL MULTIFAMILY	11,844	$946,520	92.0%

Property Name and Location	Approximate Net Rentable Square Footage	(in thousands) Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

HEALTHCARE
2800 Medical Building - Minneapolis, MN	53,632	$9,831	81.7%
2828 Chicago Avenue - Minneapolis, MN	56,239	17,672	100.0%
Airport Medical - Bloomington, MN*	24,218	4,678	100.0%
Billings 2300 Grant Road - Billings, MT	14,705	1,865	100.0%
Burnsville 303 Nicollet Medical (Ridgeview) - Burnsville, MN	53,896	9,881	100.0%
Burnsville 305 Nicollet Medical (Ridgeview South) - Burnsville, MN	36,199	6,287	100.0%
Casper 1930 E 12th Street (Park Place) - Casper, WY	65,160	6,391	100.0%
Casper 3955 E 12th Street (Meadow Wind) - Casper, WY	57,822	11,458	100.0%
Cheyenne 4010 N College Drive (Aspen Wind) - Cheyenne, WY	47,509	11,170	100.0%
Cheyenne 4606 N College Drive (Sierra Hills) - Cheyenne, WY	54,072	8,200	100.0%
Denfeld Clinic - Duluth, MN	20,512	3,099	100.0%
Eagan 1440 Duckwood Medical - Eagan, MN	17,640	2,624	100.0%
Edgewood Vista - Belgrade, MT	5,192	835	100.0%
Edgewood Vista - Billings, MT	11,800	1,948	100.0%
Edgewood Vista - Bismarck, ND	74,112	9,881	100.0%
Edgewood Vista - Brainerd, MN	82,535	9,720	100.0%
Edgewood Vista - Columbus, NE	5,194	891	100.0%
Edgewood Vista - East Grand Forks, MN	18,488	1,701	100.0%
Edgewood Vista - Fargo, ND	167,391	21,844	100.0%

Property Name and Location	Approximate Net Rentable Square Footage	(in thousands) Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

HEALTHCARE - continued
Edgewood Vista - Fremont, NE	6,042	600	100.0%
Edgewood Vista - Grand Island, NE	5,185	857	100.0%
Edgewood Vista - Hastings, NE	6,042	629	100.0%
Edgewood Vista - Hermantown I, MN	119,349	11,920	100.0%
Edgewood Vista - Hermantown II, MN	160,485	11,357	100.0%
Edgewood Vista - Kalispell, MT	10,295	1,205	100.0%
Edgewood Vista - Minot, ND	108,503	12,845	100.0%
Edgewood Vista - Missoula, MT	10,150	1,057	100.0%
Edgewood Vista - Norfolk, NE	5,135	786	100.0%
Edgewood Vista - Omaha, NE	6,042	689	100.0%
Edgewood Vista - Sioux Falls, SD	11,800	1,346	100.0%
Edgewood Vista - Spearfish, SD	84,126	9,023	100.0%
Edgewood Vista - Virginia, MN	147,183	12,382	100.0%
Edina 6363 France Medical - Edina, MN*	70,934	15,581	91.3%
Edina 6405 France Medical - Edina, MN*	55,478	12,242	100.0%
Edina 6517 Drew Avenue - Edina, MN	12,140	1,542	100.0%
Edina 6525 Drew Avenue - Edina, MN	3,431	505	73.4%
Edina 6525 France SMC II - Edina, MN	67,409	14,532	95.1%
Edina 6545 France SMC I - Edina MN*	227,626	48,095	91.4%
Fresenius - Duluth, MN	9,052	1,572	100.0%
Garden View - St. Paul, MN*	43,404	8,306	100.0%
Gateway Clinic - Sandstone, MN*	12,444	1,765	100.0%
Healtheast St John & Woodwinds - Maplewood & Woodbury, MN	114,316	21,601	100.0%
High Pointe Health Campus - Lake Elmo, MN	60,558	13,924	75.5%
Laramie 1072 N 22nd Street (Spring Wind) - Laramie, WY	62,291	10,584	100.0%
Legends at Heritage Place - Sartell, MN	98,174	10,890	100.0%
Mariner Clinic - Superior, WI*	28,928	3,871	100.0%
Minneapolis 701 25th Avenue Medical - Minneapolis, MN*	57,212	9,439	100.0%
Missoula 3050 Great Northern - Missoula, MT	14,640	1,971	100.0%
Park Dental - Brooklyn Center, MN	9,998	2,952	100.0%
Pavilion I - Duluth, MN*	45,081	10,174	100.0%
Pavilion II - Duluth, MN	73,000	19,325	100.0%
Ritchie Medical Plaza - St Paul, MN	52,116	13,077	88.5%
Sartell 2000 23rd Street South - Sartell, MN*	59,760	12,715	0.0%
Spring Creek-American Falls - American Falls, ID	17,273	4,015	100.0%
Spring Creek-Boise - Boise, ID	16,311	5,004	100.0%
Spring Creek-Eagle - Eagle, ID	15,559	4,038	100.0%
Spring Creek-Fruitland - Fruitland, ID	39,500	7,115	100.0%
Spring Creek-Meridian - Meridian, ID	31,820	7,148	100.0%
Spring Creek-Overland - Overland, ID	26,605	6,629	100.0%
Spring Creek-Soda Springs - Soda Springs, ID	15,571	2,223	100.0%
Spring Creek-Ustick - Meridian, ID	26,605	4,300	100.0%
St Michael Clinic - St Michael, MN	10,796	2,851	100.0%
Trinity at Plaza 16 - Minot, ND	24,795	9,702	100.0%
Wells Clinic - Hibbing, MN	18,810	2,661	100.0%
TOTAL HEALTHCARE	2,968,290	$495,021	95.9%

Property Name and Location	Approximate Net Rentable Square Footage	(in thousands) Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

INDUSTRIAL
Bloomington 2000 W 94th Street - Bloomington, MN	101,567	$7,447	100.0%
Lexington Commerce Center - Eagan, MN	90,260	6,782	100.0%
Minot IPS - Minot, ND	27,698	6,368	100.0%
Stone Container - Fargo, ND	195,075	7,141	100.0%
Roseville 3075 Long Lake Road - Roseville, MN	220,557	11,698	8.0%
Urbandale 3900 106th Street - Urbandale, IA	518,161	15,555	100.0%
Woodbury 1865 Woodlane - Woodbury, MN	69,600	5,620	100.0%
TOTAL INDUSTRIAL	1,222,918	$60,611	83.4%

		(in thousands)
Property Name and Location	Approximate Net Rentable Square Footage	Investment (initial cost plus improvements less impairment	Occupancy as of April 30, 2015

OTHER
1st Avenue Building - Minot, ND	4,427	$367	100.0%
17 South Main - Minot, ND	2,454	$287	100.0%
Arrowhead First International Bank - Minot, ND	3,702	1,306	100.0%
Bismarck 715 East Broadway - Bismarck, ND	22,187	2,798	100.0%
Dakota West Plaza - Minot , ND	16,921	615	94.1%
Grand Forks Carmike - Grand Forks, ND	28,528	2,546	100.0%
Minot 1400 31st Ave - Minot, ND	48,960	11,573	76.3%
Minot 2505 16th Street SW - Minot, ND	15,000	2,318	100.0%
Minot Arrowhead - Minot, ND	81,594	8,869	100.0%
Minot Plaza - Minot, ND	11,003	658	100.0%
Minot Southgate Wells Fargo Bank - Minot, ND	4,998	3,186	100.0%
Plaza 16 - Minot, ND	50,610	9,692	100.0%
TOTAL OTHER	290,384	$44,215	83.2%
SUBTOTAL	4,481,592	$1,546,367

Property Name and Location		(in thousands) Investment (initial cost plus improvements less impairment)

UNIMPROVED LAND
Badger Hills - Rochester, MN		$1,050
Bismarck 4916 - Bismarck, ND		3,250
Bismarck 700 E Main - Bismarck, ND		879
Creekside Crossing - Bismarck, ND		4,286
Georgetown Square - Grand Chute, WI		1,860
Grand Forks - Grand Forks, ND		4,278
Isanti Unimproved - Isanti, MN		58
Legends at Heritage Place - Sartell, MN		537
Minot 1525 24th Ave SW - Minot, ND		1,262
Monticello - Monticello, MN		118
Monticello 7th Addition - Monticello, MN		1,734
Rapid City Unimproved- Rapid City, SD		1,376
Renaissance Heights - Williston, ND		3,810
River Falls - River Falls, WI		181
Spring Creek Fruitland - Fruitland, IA		339
TCA formerly Eagan - Eagan, MN		325
Urbandale - Urbandale, IA		114
Weston - Weston, WI		370
TOTAL UNIMPROVED LAND		$25,827

DEVELOPMENT IN PROGRESS
71 France - Edina, MN		$35,137
Cardinal Point - Grand Forks, ND		26,450
Chateau II - Minot, ND		13,129
Deer Ridge - Jamestown, ND		15,355
Edina 6565 France SMC III - Edina, MN		22,549
Minot Southgate Retail - Minot, ND		2,164
PrairieCare Medical - Brooklyn Park, MN		19,457
Renaissance Heights - Williston, ND		13,135
Other		6,618
TOTAL DEVELOPMENT IN PROGRESS		$153,994

TOTAL UNITS - MULTIFAMILY	11,844
TOTAL SQUARE FOOTAGE - COMMERCIAL, OTHER AND DISCONTINUED OPERATIONS(2)	4,481,592
TOTAL REAL ESTATE		$1,726,188

(1)         Real estate not owned in fee; all or a portion is leased under a ground or air rights lease.

(2)         Excludes properties classified as held for sale at April 30, 2015 (Thresher Square, 117,144 sq ft and Nebraska Orthopaedic Hospital, 61,758 sq ft).

Property Name and Location	Approximate Net Rentable Square Footage	(in thousands) Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

DISCONTINUED OPERATIONS
610 Business Center IV - Brooklyn Park, MN	78,190	9,403	100.0%
7800 West Brown Deer Road - Milwaukee, WI	175,610	12,642	98.0%
American Corporate Center - Mendota Heights, MN	138,959	21,728	85.0%
Ameritrade - Omaha, NE	73,742	8,349	100.0%
Barry Pointe Office Park - Kansas City, MO	18,502	2,976	87.4%
Benton Business Park - Sauk Rapids, MN	30,464	1,536	88.1%
Brenwood - Minnetonka, MN	176,362	17,644	47.3%
Brook Valley I - La Vista, NE	30,000	2,152	66.6%
Burnsville 1 Strip Center - Burnsville, MN	8,526	1,181	100.0%
Champlin South Pond - Champlin, MN	26,020	3,650	75.6%
Chan West Village - Chanhassen, MN	137,572	21,779	99.2%
Corporate Center West - Omaha, NE	141,724	9,154	100.0%
Crosstown Centre - Eden Prairie, MN	181,224	20,636	75.0%
Duluth 4615 Grand - Duluth, MN	15,582	2,086	100.0%
Duluth Denfeld Retail - Duluth, MN	37,770	5,160	70.4%
Eden Prairie 6101 Blue Circle Drive - Eden Prairie, MN	48,700	4,864	0.0%
Farnam Executive Center - Omaha, NE	95,216	10,101	63.9%
Flagship - Eden Prairie, MN	138,825	17,448	74.8%
Forest Lake Auto - Forest Lake, MN	6,836	509	0.0%
Forest Lake Westlake Center - Forest Lake, MN	100,570	9,497	69.9%
Gateway Corporate Center - Woodbury, MN	59,827	8,300	100.0%
Golden Hills Office Center - Golden Valley, MN	190,758	25,875	98.4%
Grand Forks Medpark Mall - Grand Forks, ND	59,117	5,720	33.9%
Granite Corporate Center - St. Cloud, MN	78,086	9,917	77.5%
Great Plains - Fargo, ND	122,040	16,087	100.0%
Highlands Ranch I - Highlands Ranch, CO	71,430	11,747	100.0%
Highlands Ranch II - Highlands Ranch, CO	81,173	12,887	98.4%
Interlachen Corporate Center - Edina, MN	105,084	19,163	96.4%
Intertech Building - Fenton, MO	65,320	7,819	93.7%
Jamestown Buffalo Mall - Jamestown, ND	213,575	9,092	85.5%
Jamestown Business Center - Jamestown, ND	103,049	2,632	88.0%
Lakeville Strip Center - Lakeville, MN	9,488	2,143	100.0%
Mendota Office Center I - Mendota Heights, MN	59,852	8,406	67.2%
Mendota Office Center II - Mendota Heights, MN	88,398	13,303	87.3%
Mendota Office Center III - Mendota Heights, MN	60,776	7,661	100.0%
Mendota Office Center IV - Mendota Heights, MN	72,231	10,215	100.0%
Minnesota National Bank - Duluth, MN	18,869	1,965	100.0%
Miracle Hills One - Omaha, NE	84,445	7,706	89.2%
Monticello C Store - Monticello, MN	3,575	872	100.0%
Northpark Corporate Center - Arden Hills, MN	145,439	19,115	48.9%
Omaha 10802 Farnam Dr - Omaha, NE	58,574	7,228	98.6%
Omaha Barnes & Noble - Omaha, NE	26,985	3,699	100.0%
Pacific Hills - Omaha, NE	143,075	10,743	78.5%
Pine City C-Store - Pine City, MN	4,800	452	100.0%
Pine City Evergreen Square - Pine City, MN	63,225	4,134	47.1%
Plaza VII - Boise, ID	28,994	1,217	41.2%

		(in thousands)
Property Name and Location	Approximate Net Rentable Square Footage	Investment (initial cost plus improvements less impairment)	Occupancy as of April 30, 2015

DISCONTINUED OPERATIONS - continued
Plymouth 5095 Nathan Lane - Plymouth, MN	20,528	1,944	100.0%
Prairie Oak Business Center - Eden Prairie, MN	36,421	7,123	77.2%
Rapid City 900 Concourse Drive - Rapid City, SD	75,815	8,036	99.9%
Riverport - Maryland Heights, MO	121,316	8,000	100.0%
Rochester Maplewood Square - Rochester, MN	118,398	14,040	97.6%
Spring Valley IV - Omaha, NE	18,055	1,154	0.0%
Spring Valley V - Omaha, NE	24,171	1,586	100.0%
Spring Valley X - Omaha, NE	24,000	1,284	30.0%
Spring Valley XI - Omaha, NE	24,000	1,273	90.0%
St. Cloud Westgate - St. Cloud, MN	105,446	7,816	78.8%
Superior Office Building - Duluth, MN	20,000	2,679	100.0%
TCA Building - Eagan, MN	103,640	10,113	100.0%
Three Paramount Plaza - Bloomington, MN	75,526	9,371	62.8%
Timberlands - Leawood, KS	91,270	12,165	97.5%
UHC Office - International Falls, MN	30,000	2,715	100.0%
US Bank Financial Center - Bloomington, MN	153,311	18,490	78.3%
Wells Fargo Center - St Cloud, MN	86,477	11,198	91.7%
West River Business Park - Waite Park, MN	24,075	1,697	87.5%
Westgate - Boise, ID	103,342	13,551	100.0%
Woodlands Plaza IV - Maryland Heights, MO	61,820	6,841	100.0%
TOTAL DISCONTINUED OPERATIONS	4,996,190	$551,669	83.9%

Mortgages Payable and Line of Credit

As of April 30, 2015, individual first mortgage loans on the above properties totaled $662.4 million. Of the $668.1 million total of mortgage indebtedness on April 30, 2015, $38.3 million, or 5.7%, is represented by variable rate mortgages on which the future interest rate will vary based on changes in the interest rate index for each respective loan. As of April 30, 2015, the management of the Company believes there are no defaults or material compliance issues in regards to any of these mortgages payable other than one $122.6 million non-recourse loan by a Company subsidiary, for which we’ve received a default notice from the special servicer on April 14, 2015 due to nonpayment on April 6, 2015. Principal payments due on our mortgage indebtedness, excluding $11.5 million in outstanding mortgage indebtedness related to assets held for sale, are as follows:

(in thousands)
Fiscal Year Ended April 30,	Mortgage Principal
2016	95,870
2017	41,549
2018	51,984
2019	90,716
2020	72,060
Thereafter	315,933
Total	$668,112

In addition to the individual first mortgage loans included in the Company’s $668.1 million of mortgage indebtedness, the Company also has a revolving, multi-bank line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit had, as of April 30, 2015, lending commitments of $90.0 million.  The facility has a maturity date of September 1, 2017, and is secured by mortgages on 15 properties; under the terms of the line of credit, properties may be added and removed from the collateral pool with the agreement of the lenders. Participants in this credit facility as of April 30, 2015 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank; American State Bank & Trust Company; Town & Country Credit Union and Highland Bank. The line of credit has a current interest rate of 4.75% and a minimum outstanding principal balance requirement of $17.5 million, and as of April 30, 2015, the Company had borrowed $60.5 million. The facility includes covenants and restrictions requiring the Company to achieve on a calendar quarter basis a debt service coverage ratio on borrowing base collateral of 1.25x in the aggregate and 1.00x on individual assets in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2015, the Company believes it is in compliance with the facility covenants.

Future Minimum Lease Receipts

The future minimum lease receipts to be received under leases for commercial properties in place, including discontinued operations, as of April 30, 2015, assuming that no options to renew or buy out the leases are exercised, are as follows:

(in thousands)
Fiscal Year Ended April 30,	Lease Payments
2016	112,320
2017	99,963
2018	84,455
2019	70,049
2020	52,576
Thereafter	130,313
Total	$549,676

Capital Expenditures

Each year we review the physical condition of each property we own. In order for our properties to remain competitive, attract new tenants, and retain existing tenants, we plan for a reasonable amount of capital improvements. For the year ended April 30, 2015, we spent approximately $22.7 million on capital improvements, tenant improvements and other capital expenditures for continuing operations.

The following table shows total and weighted average per square foot/unit recurring and non-recurring capital expenditures (excluding capital expenditures recoverable from tenants and capital expenditures at properties sold or classified as held for sale during the period), and, for our same-store commercial segment properties, tenant improvements (excluding tenant-funded tenant improvements) and leasing costs for the three years ended April 30, 2015, 2014 and 2013. We define recurring capital expenditures as those made on a regular or recurring basis to maintain a property’s competitive position within its market, generally with a depreciable life of 5 to 12 years, but excluding (a) capital expenditures made in the year of acquisition and in subsequent periods until the property is classified as same-store (i.e., excluding capital expenditures on non-same-store properties), (b) improvements associated with the expansion or re-development of a building, (c) renovations to a building which change the underlying classification of the building or (d) capital improvements that represent the addition of something new to a property, rather than the replacement of an existing item.  We believe that recurring capital expenditures is a useful measure of performance because it provides an indication of the expenses that we can expect to incur on an on-going basis. Non-recurring capital expenditures correspond to major capital expenditures for items such as roof replacements or items that result in something new being added to the property (for example, the addition of a new heating and air conditioning unit that is not replacing one previously there), generally with a depreciable life of 20 to 40 years, and include expenditures completed in the year of acquisition and in subsequent periods until the property is classified as same-store (i.e., including capital expenditures on non-same-store properties).

	(in thousands except per SF or Unit data)
	Years Ended April 30,
	2015		2014		2013
	Amount	Rate/SF or Unit	Amount	Rate/SF or Unit	Amount	Rate/SF or Unit
Healthcare Properties:

Non-Recoverable Capital Expenditures
Recurring capital expenditures	$691	0.24	$0	0.00	$49	0.02
Non-recurring capital expenditures	$821	0.28	$612	0.20	$356	0.12
Tenant improvements at same-store properties	$1,427	0.50	$3,235	1.11	$1,573	0.58
Leasing costs at same-store properties	$353	0.12	$518	0.18	$784	0.29

Industrial Properties:

Non-Recoverable Capital Expenditures
Recurring capital expenditures	$0	0.00	$0	0.00	$0	0.00
Non-recurring capital expenditures	$0	0.00	$127	0.10	$0	0.00
Tenant improvements at same-store properties	$173	0.17	$320	0.27	$777	0.26
Leasing costs at same-store properties	$40	0.04	$160	0.14	$658	0.22

Multifamily Properties:

Recurring Capital Expenditures	$5,444	550	$4,956	589	$5,941	713
Non-Recurring Capital Expenditures	$9,663	815	$11,355	1,053	$6,737	655

Contracts or Options to Purchase

We have granted options to purchase certain of our properties to tenants in these properties, under lease agreements. In general, these options grant the tenant the right to purchase the property at the greater of such property’s appraised value or an annual compounded increase of a specified percentage of the initial cost to us. As of April 30, 2015, 15 of our properties were subject to purchase options, and the total investment cost, plus improvements, of all such properties was $114.9 million with total gross rental revenues in fiscal year 2015 of $10.2 million. The tenant in our Nebraska Orthopaedic Hospital property has exercised its option to purchase the property. We are currently engaged in an arbitration proceeding pursuant to the lease agreement to determine the purchase price and can give no assurance that the sale of the property pursuant to the purchase option will be completed.

Properties by State

The following table presents, as of April 30, 2015, the total amount of property owned, net of accumulated depreciation, by state of each of the three segments of properties owned by us - multifamily, healthcare and industrial:

	(in thousands)
State	Multifamily	Healthcare	Industrial	Other	Total	% of Total
Minnesota	$240,936	$235,564	$26,161	$0	$502,661	40.8%
North Dakota	293,004	46,184	10,192	35,092	384,472	31.2%
Nebraska	90,332	3,453	0	0	93,785	7.6%
South Dakota	53,628	8,473	0	0	62,101	5.0%
Kansas	48,591	0	0	0	48,591	3.9%
Idaho	0	36,992	0	0	36,992	3.0%
Wyoming	0	41,710	0	0	41,710	3.4%
Montana	29,562	7,336	0	0	36,898	3.0%
Iowa	10,053	0	13,002	0	23,055	1.9%
Wisconsin	0	2,794	0	0	2,794	0.2%
Total	$766,106	$382,506	$49,355	$35,092	$1,233,059	100.0%

Part II

Item 6. Selected Financial Data

Set forth below is selected financial data on a historical basis for the Company for the five most recent fiscal years ended April 30. This information should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Annual Report on Form 10-K.

	(in thousands, except per share data)
	2015	2014	2013	2012	2011
Consolidated Income Statement Data
Revenue	$204,515	$187,006	$169,733	$153,998	$146,546
Impairment of real estate investments in continuing and discontinued operations	$6,105	$44,426	$305	$428	$0
Gain on sale of discontinued operations and real estate and other investments	$6,093	$6,948	$6,885	$349	$19,365
Income from continuing operations	$26,391	$10,187	$19,843	$8,925	$3,931
Income (loss) from discontinued operations	$2,293	$(27,127)	$10,129	$781	$20,420
Net income (loss)	$28,684	$(16,940)	$29,972	$9,706	$24,351
Net (income) loss attributable to noncontrolling interests — Operating Partnership	$(1,526)	$4,676	$(3,633)	$(1,359)	$(4,449)
Net income (loss) attributable to Investors Real Estate Trust	$24,087	$(13,174)	$25,530	$8,212	$20,082
Consolidated Balance Sheet Data
Total real estate investments	$1,412,880	$1,275,284	$1,214,235	$1,083,173	$979,833
Total assets	$1,997,837	$1,869,221	$1,889,554	$1,714,367	$1,615,363
Mortgages payable	$668,112	$678,955	$715,212	$695,894	$640,006
Revolving lines of credit	$60,500	$22,500	$10,000	$39,000	$30,000
Total Investors Real Estate Trust shareholders’ equity	$652,110	$592,184	$612,787	$432,989	$411,690

Consolidated Per Common Share Data (basic and diluted)
Income (loss) from continuing operations - Investors Real Estate Trust	$.09	$(.01)	$.08	$.06	$.01
Income from discontinued operations - Investors Real Estate Trust	$.02	$(.22)	$.09	$.01	$.21
Net income (loss)	$.11	$(.23)	$.17	$.07	$.22
Distributions	$.52	$.52	$.52	$.56	$.69

CALENDAR YEAR	2014	2013	2012	2011	2010
Tax status of distributions
Capital gain	23.09%	3.09%	2.41%	37.48%	0.00%
Ordinary income	25.74%	28.41%	23.17%	18.04%	28.53%
Return of capital	51.17%	68.50%	74.42%	44.48%	71.47%

For the fiscal year ended April 30, 2015, IRET recognized approximately $10.9 million of net capital gain for federal income tax purposes. IRET designates the entire $10.9 million of net capital gain as capital gain dividends